Fund name: Putnam Tax-Free High Yield Fund

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

53A	For the period ended July 31, 2008 Putnam Management has
assumed $2,221 of legal, shareholder servicing and communication, audit and Trustee fees incurred by the fund in connection with certain legal and regulatory matters (including those described in Note 5).


72DD1 	Class A    57,112
		Class B     3,586
		Class C       803

72DD2	Class M       466
          Class Y         2


73A1		Class A   0.626401
		Class B   0.548525
		Class C   0.529361

73A2		Class M   0.591490
		Class Y	0.385657

74U1		Class A   88,001
		Class B    5,364
		Class C    1,594

74U2		Class M       856
		Class Y		14

74V1		Class A   11.93
		Class B   11.94
		Class C   11.93

74V2		Class M   11.92
		Class Y	11.93

Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

85B Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.